Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Amendment No. 1 to Form S-1 No. 333-226246 on Form S-3) and related Prospectus of comScore, Inc. for the registration of 24,182,520 shares of its common stock and to the incorporation by reference therein of our report dated March 23, 2018, with respect to the consolidated financial statements of comScore, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
June 10, 2019